Exhibit 10.3

COSAN LUBES INVESTMENTS LIMITED

SHARE PURCHASE OPTION GRANTING PROGRAM

The specific conditions of the Share Purchase Option Granting Program (“Program”), within the scope of the Share Purchase Option Granting Plan (“Plan”), approved by the Remuneration Committee of Cosan Lubes Investments Limited (“Company”), in a meeting held on June 22, 2023, being the Program start and grant date on July 1, 2023, are described below, and the individual conditions of each Participant will be described in their respective Terms of Adhesion, the form of which is attached to this Program in the form of Appendix I, is filed at the Company's head office.

1.	DEFINED TERMS

1.1.       Any terms in capital letters in this Program will have the meanings assigned to them in the Plan, unless expressly defined otherwise.

2.	PARTICIPANTS

2.1.       The participants indicated in Appendix II to this Program, which is initialed by the board and filed at the Company's head office (“Participants”), are elected and invited to participate in the Plan and this Program.

3.	NUMBER OF OPTIONS

3.1.       Within the scope of this Program and subject to the terms and conditions of the Plan, 1,342,609 Options will be granted to the Participants, distributed in four models, according to the table below, which will be distributed among the Participants as indicated in Appendix II:

Model	Number of Options Granted	Strike Price (BRL)
Model A	699,278	50.05
Model B	279,710	106.28
Model C	223,769	135.05
Model D	139,855	135.05

3.2.       Each Option will grant the Participant the right to acquire 1 (one) common, registered share with no par value (“Share”) issued by the Company, subject to the terms and conditions established in the respective Term of Adhesion.

4.	EXERCISE CONDITIONS

4.1.       Unless otherwise provided for in the Plan, in this Program, or by the Company's Remuneration Committee, the Options granted to the Participants can only be exercised after they become Vested Options, that is, after fulfilling the conditions for acquiring rights associated to the liquidity event, as defined below, provided that, in all cases, there is no occurrence of an event of cancellation of the Options, as provided for in this Program. The participant will only exercise the vested Options at the end of the lockup period in accordance with each model of options received, as per clause 8.5.

5.	VERIFICATION OF COMPLIANCE WITH CONDITIONS LINKED TO A LIQUIDITY EVENT

5.1.	For purposes of this Program, granted options will become vested if, and only if, the following conditions have been met:

5.1.1.	A liquidity event occurs, under the conditions set out in clause 5.2;

5.1.2.	The Participant remains continuously linked, and providing services to, the Company until the end of the liquidity event;

5.1.3.	For purposes of share value, the initial and current shareholding base of 34,963,764 registered shares is considered (splits, mergers, cancellations of shares, among other corporate acts will be duly adjusted in their proportional calculation base, if they occur), which represents the Company's value of BRL 185.67 (excluding dividends paid) calculated through a long-term financial model approved on December 31, 2022, audited for impairment purposes and consolidated financial statements. On July 1, 2023, it was observed that there are no material changes in its outlook, and the pro-rata achievement for the year is within the planned range, thus maintaining the best representation of the fair value of the Company's shares on the grant date.

5.2.       The following events will be considered as Liquidity Events:

(i)       The financial settlement of an initial public offering (IPO), either primary and/or secondary, of Shares issued by the Company that results in the listing and effective trading of these Shares on a stock exchange in Brazil or abroad (“IPO”). In the event of a corporate business combination transaction involving the Company and a publicly-held company with shares traded on a stock exchange, in which the Company's shareholders become holders of shares of the publicly-held company in question, the Board of Directors may determine such transaction to be considered an IPO for the purposes of this Program, thus applying to the Options the rules relating to the IPO; or

(ii)       If a shareholder carries out a partial or total sale of his/her Shares issued by the Company, through a private sale, in exchange for receiving a consideration, in cash or other assets, from an independent party for the transaction, even if it is necessary to carry it out through a corporate reorganization or restructuring operation, such as transformation, merger, consolidation, spin-off, and any other form of corporate reorganization.

5.3.       The Company's Board of Directors, at its sole discretion, may decide whether any other relevant transaction involving the Company will be considered a liquidity event for the purposes of this Program (“Relevant Transaction” and, together with the Private Sale and IPO, the “Liquidity Events”, and when referred to separately, a “Liquidity Event”).

5.4.       If a Liquidity Event does not occur within 30 (thirty) months from the Grant Date, the Company's Remuneration Committee will decide on the type of liquidation for the Plan, this Program and the Options granted to the Participants.

6.	EXERCISE PRICE

6.1.	The exercise price of the Options subject to this Program is BRL 50.05 for Model A Options, BRL 106.28 for Model B Options, and BRL 135.05 for Model C and D Options (“Exercise Price”) and must be paid in cash, simultaneously with the formalization of subscription or purchase, as the case may be, of the Shares subject to the Options exercised by the Participant and, in any case, prior to the registration of the subscription or transfer of the Shares, as the case may be, in the Company's books. The Remuneration Committee may authorize non-payment of the exercise price of the shares by the participants, by transferring the number of shares that represent only the premium obtained in the transaction, between the exercise value and the trading value of the shares at the time of the liquidity event.

6.2.	The exercise price must be reduced by the value of dividends, interest on equity, and other proceeds distributed by the Company to shareholders or any other amounts paid per Share made available to shareholders by the Company, including as a result of a reduction in share capital without cancellation of shares or any other corporate transaction that implies the allocation of resources to shareholders or a reduction in the unit value of the Shares, always considering the period between the Grant Date and the date of exercise of the Options. For all purposes of this Program, the proceeds due are those distributed to shareholders since March 31, 2019.

7.	RIGHT PURCHASE PERIOD (GRACE PERIOD)

7.1.       Subject to the provisions of Items 4 and 5 above, the Participant's right to effectively exercise the Options granted under this Program will depend on the Participant remaining continuously employed by and providing services to the Company until the conditions for acquisition of rights linked to the liquidity event are met.

7.2.       For purposes of this Program, “Grant Date” means July 1, 2023.

8.	EXERCISE OF OPTIONS, DELIVERY OF SHARES AND TRANSFER RESTRICTION PERIOD

8.1.       Unless otherwise provided for in the Plan, this Program or by the Company's Remuneration Committee, if a Liquidity Event occurs, the Options will become Vested Options and the Participant will exercise them in one of the exercise windows defined by the Company and previously informed to the Participants (“Exercise Window”), the first such Exercise Window being immediately after the Liquidity Event. There will be at least 4 (four) Exercise Windows each fiscal year, one in each fiscal quarter. The Participant who wishes to exercise his/her Vested Options must formally communicate this to the Company, in writing and within the Exercise Window and in accordance with clause 4.1.

8.2.       If required by applicable legislation and/or guidance from tax authorities, the Company will withhold at source any taxes that may be levied on the Shares to be delivered as a result of the exercise of the Options.

8.3.       In view of the compensatory nature of the Options and in compliance with the provisions of Clause 8.2 above, the Exercise Price may be paid, at the Company's discretion (i) through the sale of Shares arising from the Options through a securities brokerage firm indicated by the Company, through which the Participant will authorize the transfer to the Company of shares and/or the respective sale price thereof, in the amount necessary to reach the value sufficient to settle the Exercise Price owed by them; or (ii) through the exercise of the Company's preemptive right to acquire the Shares resulting from the Options, at the market value on the stock exchange, on the date intended for the sale of said Shares by the Participant, through settlement by the difference between the Exercise Price due by the Participant and the amount due by the Company as a result of the preemptive right. The Board of Directors may also unilaterally and individually decide to settle the Options exercised in another way, if any external factor beyond the Company's control occurs and prevents the transaction via equity instruments, upon payment of the positive delta between the Exercise Price and the Market Price of the Company's Share on the stock exchange, on which occasion the Company will deduct and withhold any applicable taxes.

8.4.       The Company will deliver the Shares by issuing new Shares within the authorized capital limit or by selling treasury Shares, or also a combination of these. No Shares will be delivered to the Participant upon exercise of the Options without full compliance with all requirements of applicable legislation or regulations.

8.5.       The Participant must continue to hold the shares and subject to the exercise of the Options (clause 4.1) for the average periods stipulated below, in accordance with the options model received (“Lockup Period”).

Model	Average Lockup Period
Model A	0 years (immediate)
Model B	1.5 years
Model C	1.5 years
Model D	2.5 years

9.	OPTION MATURITY DATE

9.1.       Without prejudice to the other terms and conditions established in the Plan or this Program, the maximum term for exercising the Options will be six (6) years from the Grant Date (“Maximum Exercise Period”), after which the Options will be automatically exercised in favor of the Participant, extinguished and/or cancelled, without the Participant being entitled to any compensation or payment.

10.	EVENTS OF DISMISSAL FROM THE COMPANY AND ITS EFFECTS

10.1.       In the event of Dismissal, the rights granted to the Participant may be extinguished or modified, as set out below:

(a)       Dismissal with Cause or Voluntary Dismissal: in the event of the Participant's Dismissal upon the Company’s initiative with Cause, or in the event of Voluntary Termination by the Participant, all Options (even if not exercised due to the Lockup time rules or if they have not complied with the conditions for purchasing rights and therefore have not become vested on the date of Termination) will be automatically extinguished by operation of law, regardless of any prior notice and without right to compensation and/or reimbursement by the Company;

10.1.1.       For the purposes of this Program, “For Cause” means (i) the dismissal for cause of the Participant hired under the Brazilian Consolidated Labor Laws - CLT; (ii) the removal of the Participant from their position at the initiative of the Company or of a company under its Control due to the proven violation, by the Participant, of any of the duties and tasks, including, but not limited to, (ii.i) those provided for in

Articles 153 to 157 of the Brazilian Corporations Act; (ii.ii) proven negligence by the Participant in the exercise of the duties arising from their service as administrator; (ii.iii) criminal conviction related to intentional crimes; (ii.iv) the proven practice, by the Participant, of dishonest or fraudulent acts against the Company and company under its Control; (ii.v) any act or omission resulting from serious fault of the Participant and which is detrimental to the business, image, or financial condition of the Company, of a company under its Control, and of its shareholders; (ii.vi) violation of the instrument regulating the exercise of the statutory administrator service entered into by the Participant with the Company or company under its Control; (ii.vii) failure to comply with the Bylaws or shareholders’ agreement of the Company or of a company under its Control; (ii.viii) violation of anti-corruption and anti-money laundering legislation; (ii.ix) serious violation of the Company’s code of ethics or policy; or (ii.x) proven practice of harassment of Company’s employees.

(b)       Involuntary Dismissal without Cause or upon Mutual Agreement: in the event of the Participant's dismissal at the initiative of the Company without Cause, or upon mutual agreement between the parties, two situations are expected:

(b.1) If the IPO has not been carried out on the date of Dismissal, all options granted to the participant will be automatically terminated by operation of law, regardless of any prior notice and without the right to compensation and/or reimbursement by the Company.

(b.2) If the IPO has already been carried out on the date of Dismissal, the Options not exercised within this period, as well as those Options that have not become vested, will automatically become extinguished by operation of law, regardless of any prior notice and without the right to compensation and/or reimbursement by the Company.

(c)       Permanent Disability or Death of Participant: in the event of (i) death or (ii) permanent disability declared by the National Institute of Social Security - INSS, the following conditions are provided for:

(c.1.) If the IPO has already been carried out on the date of occurrence of any of the events established in Item (c) above, the Participant or their heirs or legal successors, in the event of death, will be entitled to exercise all Options;

(c.2) If the IPO has not been carried out on the date of occurrence of any of the events established in Item (c) above, the Options not exercised within this period, as well as those Options that have not become vested, will automatically become extinguished by operation of law, except for Model A options, regardless of any prior notice and without the right to compensation and/or reimbursement by the Company.

10.2.       Notwithstanding the provisions of Item 10.1 above, the Remuneration Committee may, at its sole discretion, whenever it considers that the corporate interests will be better met by such measure, decline to follow the rules established in Item 10.1 above, or establish new rules, granting differentiated treatment to a given Participant. Such differentiated treatment cannot be invoked by other Participants in their favor.

11.	TERMS OF ADHESION

11.1.       Participants who accept the grants assigned to them under this Program must enter into their respective Terms of Adhesion, which will reflect the terms and conditions set forth in the Plan and this Program.

11.2.       By joining this Program, the Participant automatically relinquishes any other Long-Term Incentive linked to the Company's liquidity event performance conditions discussed and/or agreed upon in the past.

12.	GENERAL PROVISIONS

12.1.       Participants, in order to trade their Shares, must undertake the obligation to comply with applicable legislation and other Company policies in the Program.

12.2.       This Program will be governed by and interpreted in accordance with the Laws of the Federative Republic of Brazil and any allegations or controversies arising from or in connection with this Program, the Term of Adhesion must be definitively resolved by the courts of the Judicial District of São Paulo – State of São Paulo.

Jean Marc Robert Nogueira Baptista Etlin	Marcelo Eduardo Martins
Member of the Remuneration Committee	Member of the Remuneration Committee

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